Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
AFFIRM HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.00001 per share	457(c) and 457(h)(2)	14,842,311(3)	$14.09	$209,128,161.99	$110.20 per $1,000,000	$23,045.92
Equity	Class A common stock, par value $0.00001 per share	457(c) and 457(h)(2)	2,968,462(3)	$14.09	$41,825,629.58	$110.20 per $1,000,000	$4,609.18
Total Offering Amounts					$250,953,791.57		$27,655.10
Total Fee Offsets							N/A
Net Fee Due							$27,655.10

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Affirm Holdings, Inc. Class A common stock, $0.00001 par value per share (the “Common Stock”), that become issuable under the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan (the “2012 Stock Plan”) and the Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based on the average of the high and low sales prices per share of the Class A common stock as reported on The Nasdaq Global Select Market (“Nasdaq”) on August 18, 2023 of $14.09 per share.
(3)Represents (i) 14,842,311 additional shares of Common Stock available for future issuance under the Stock Plan resulting from the automatic annual increase in the number of authorized shares of Common Stock reserved and available for issuance under the 2012 Stock Plan and (ii) 2,968,462 additional shares of Common Stock reserved for future issuance under the 2020 ESPP resulting from the automatic annual increase in the number of authorized shares of Common Stock reserved and available for issuance under the 2020 ESPP.